Consent of Independent Auditors


Computer Associates Savings Harvest Plan Committee
Computer Associates Savings Harvest Plan:

We consent to the incorporation by reference in the Registration Statements (No. 33-20797, as amended, and No.333-04801) on Form S-8 of Computer Associates Savings Harvest Plan of Computer Associates International, Inc. of our report dated September 20, 2000, relating to the statements of assets available for benefits as of March 30, 2000 and 1999, and the related statement of changes in assets available for benefits for the year ended March 30, 2000, and the related schedule of Computer Associates Savings Harvest Plan, which report appears in the Form 11-K for the year ended March 30, 2000.



                                                      /s/ KPMG LLP

Melville, New York
September 25, 2000